EXHIBIT 10.1

Pursuant to Item 601 of Regulation S-K, certain information in this Exhibit 10.1 has been redacted where indicated in brackets with respect to bonus parameters in Section 4 and Exhibit A below.  The Registrant believes this information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.  If requested by the Commission or its staff, the Registrant will promptly provide on a supplemental basis an unredacted copy of the exhibit and its materiality and privacy or confidentiality analyses.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of the Effective Date (first day of employment) shown at the top of the signature block below (the “Effective Date”), by and among MobileSmith, Inc., a Delaware corporation (the “Company”) and the undersigned individual (the “Executive”). The Company and the Executive are each a “Party” and collectively the “Parties” to this Agreement.

RECITAL

WHEREAS the Company desires to employ Executive to serve as its Chief Executive Officer, and the Executive desires to be employed in the capacity hereinafter stated, each pursuant to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Executive as Chief Executive Officer (“CEO”) of the Company, effective on the Effective Date and subject to background check, drug screen, and signed NDA for the duration of the Term unless terminated earlier pursuant to the terms of Section 2 below. The Executive accepts such employment and agrees to devote sufficient time, efforts and skills to diligently perform the duties of such role as shall reasonably be assigned to him by the Board of Directors of the Company (“Board”), subject to Section 3 below.

2. Term.

2.1. Term. The term of this Agreement shall be the period beginning on the Effective Date and ending on December 31, 2024 unless terminated earlier pursuant to the terms of this Section 2 (the “Initial Term”). This Agreement may be renewed for additional terms in such duration as the parties may mutually agree (each a “Renewal Term”). Absent mutually agreed renewal, this Agreement shall automatically terminate upon the expiration of the Initial Term and any Renewal Terms. The Initial Term and any Renewal Terms are referred to collectively herein as the “Term.”

2.2. Discharge by the Company For Cause. During the Term, the Executive’s employment may be terminated by the Company (which shall also constitute a termination of this Agreement) immediately upon written notice to the Executive by the Board, detailing the circumstances constituting Cause. As used herein, “Cause” shall mean any one or more of the following that continues uncured for thirty (30) days following receipt of written notice to Executive from the Board setting forth in detail the circumstances constituting Cause: (i) failure or refusal to follow the reasonable written direction of the Board (other than by reason of Disability); (ii) the Executive’s commission of any crime, the underlying conduct of which is job related such that it is consistent with business necessity to terminate Executive’s employment; (iii) the Executive’s willful material false statement regarding the Company’s business to the Board, shareholders of the Company, any lender or insurer, or a regulatory authority; (iv) the Executive’s breach of this Agreement in any material respect (other than by reason of Disability); or (v) other intentional conduct that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company. Immediately upon termination for Cause, the Company shall pay Executive all compensation, benefits and reimbursable expenses, accrued through the effective date of termination or as required by law, and shall comply with the terms of any applicable benefits plans and agreements between the Company and the Executive.

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2.3. Discharge by the Company Without Cause. During the Term, the Executive’s employment may be terminated by the Company (which shall also constitute a termination of this Agreement) upon thirty (30) days’ written notice; provided that the Company in its sole discretion may elect to add any portion of such notice to the Severance Period (defined below) rather than have Executive work the full notice. In the event of termination of Executive’s employment by the Company without Cause, the Company shall pay Executive all compensation, benefits and reimbursable expenses accrued through the effective date of termination or as required by law, and shall comply with the terms of any applicable benefits plans and agreements between the Company and the Executive; and provided that Executive (i) signs and returns to the Company a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided by the Company at the time employment is terminated (the “Separation Agreement”) and (ii) continues to comply with his post-employment covenants in this Agreement and any other agreement between the Executive and the Company, the Company will (a) continue to pay the net difference of Executive’s then-current Base Salary and other new Employer based compensation, less taxes and other legally required deductions (“Severance Pay”) for a period of 12 months following the date of termination (“Severance Period”), (b) upon Executive’s timely election of statutory (COBRA) continuation coverage the Company will pay on Executive’s behalf or reimburse Executive for the cost of statutory continuation coverage for eligible group insurance(COBRA) benefits (minus Executive’s share of the premiums for such insurance at the same rate as during employment) for the Severance Period; (c) pay Executive any Bonus (as defined below) that had been earned in the previous calendar year and not yet paid to Executive. (Subsections (a) through (c) above shall collectively be deemed the “Severance Benefits”). If the Company terminates Executive’s employment without Cause following a Change of Control (as defined below), then the terms of this Section 2.3 shall apply to such termination except the Severance Pay shall be equal to Executive’s Base Salary for a period of 12 months following the date of separation (the “Change of Control Separation Pay”). For purposes of this Agreement, a Change of Control shall mean any (1) change in the ownership of the Company occurring when any person or company, directly or indirectly becomes the beneficial owner of voting equity shares of the Company (to the extent of more than 50 percent of the voting shares) or the rights to acquire such shares or (2) any direct or indirect sale or transfer of all or substantially all of the Company’s assets.

2.4. Death or Disability. Executive’s employment (and this Agreement) shall terminate automatically upon the death of Executive, and may be terminated by the Company upon written notice to Executive of termination of his employment due to Disability (which shall also constitute a termination of this Agreement). As used herein, “Disability” shall mean the inability of Executive to perform his material duties hereunder due to a physical or mental incapacity for 180 days (including weekends and holidays) in any 365-day period, with reasonable accommodations if required by applicable state and federal disability laws. To the extent necessary, the existence of a Disability shall be determined by an independent physician selected by the Executive and reasonably acceptable to Company. In the event of termination of Executive’s employment due to death or Disability, the Company shall pay to Executive (or to his qualified personal representative in the event of his death during the Term) all compensation, benefits and reimbursable expenses accrued through the effective date of termination or as required by law, and shall comply with the terms of any applicable benefits plans and agreements between the Company and the Executive. In addition, the Company shall pay Executive or his estate any Bonus that had been earned in the previous calendar year and not yet paid to Executive.

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2.5. Voluntary Resignation by Executive. The Executive may terminate his employment (which shall also constitute a termination of this Agreement) upon at least thirty (30) days’ written notice by Executive to the Company. In the event Company chooses to effect Executive’s termination prior to the end of the notice period provided by Executive, Company will remain obligated to pay Executive for the full notice period. Upon termination by Executive pursuant to this Section 2.4, the Company shall pay Executive all compensation, benefits and reimbursable expenses accrued through the effective date of termination or as required by law, and shall comply with the terms of any applicable benefits plans and agreements between the Company and the Executive. For the avoidance of doubt, the Company shall pay Executive any Bonus (as defined below) that had been earned in the previous calendar year and not yet paid to Executive.

2.6. Resignation by Executive for Good Reason. The Executive may terminate his employment (which shall constitute a termination of this Agreement) upon thirty (30) days’ written notice to the Company of his resignation for Good Reason (as defined below), detailing the circumstances constituting Good Reason; provided that the Company in its sole discretion may elect to add any portion of such notice to the Severance Period (defined below) rather than have Executive work the full notice. As used herein, “Good Reason” shall mean any of the following without the Executive’s consent: (i) breach by the Company of this Agreement or any other Agreement between the Company and Executive; (ii) a requirement that Executive do anything that the Executive believes in good faith to be illegal after consulting with an attorney duly licensed to practice and in good standing with the Bar of the applicable state; or (iii) a material reduction in Executive’s title, responsibilities, compensation, or benefits, provided that the foregoing factors (i) – (iii) shall only constitute “Good Reason” in the event that Executive provides the Company written notice of the circumstances that would constitute “Good Reason” if not cured as provided herein and the Company does not cure such circumstances within thirty (30) days of receipt of such written notice. In the event of termination of Executive’s employment for Good Reason, the Company shall pay Executive all compensation, benefits and reimbursable expenses accrued through the effective date of termination or as required by law, and shall comply with the terms of any applicable benefits plans and agreements between the Company and the Executive and provided that Executive (a) signs and returns to the Company a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided by the Company at the time employment is terminated (the “Separation Agreement”) and (b) continues to comply with his post-employment covenants in this Agreement and any other agreement between the Executive and the Company, the Company will pay Executive (1) the benefits specified in Sections 2.3 (b) and (c); and (2) if the termination is pursuant to Section 2.6 (iii), the Change of Control Separation Pay; or (3) if the termination is pursuant to Section 2.6 (i) or (ii), the Severance Pay.

3. Position and Duties.

3.1. Service with the Company. For the duration of his employment during the Term, the Executive agrees to perform such duties as shall be consistent with those customarily associated with the Executive’s position and lawfully assigned to him from time to time by the Board. In addition, for the duration of the Term, Executive shall maintain a seat on the Board.

3.2. Work Location. Executive will work out of the Company’s headquarters in Raleigh, North Carolina.

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3.3. Personnel Policies. Except as may be inconsistent with this Agreement, for the duration of his employment during the Term, the Executive shall be subject to the personnel policies of the Company applicable to executive level employees in effect from time to time, and any amendments or revisions thereto. In the event of a conflict between this Agreement and the Company’s personnel policies, the terms of this Agreement shall control.

3.4. No Conflicting Duties. For the duration of his employment during the Term, the Executive shall devote sufficiently necessary business time and attention to the performance of his duties hereunder and shall not serve as an officer, director, employee, consultant, or advisor to any competing business; provided that Executive may and it shall not be considered a breach of this Agreement for Executive to serve on boards of community and industry organizations or for-profit companies or otherwise participate in charitable, community and industry activities so long as such activities do not compete with the Company’s business or otherwise interfere with Executive’s duties hereunder.

4. Compensation and Benefits. During the Term of this Agreement, the Company will provide to the Executive the following compensation and benefits:

4.1. Base Salary. During the Term, Executive shall be entitled to a base salary of $25,000 per month (which annualizes to $300,000 per year), pro-rated for any partial month, less applicable tax and other withholdings (“Base Salary”), which shall be paid in accordance with the Company’s normal payroll practices and applicable state and federal law. The Base Salary may be increased but not decreased in the sole discretion of the Board.

4.2. Annual Bonus. Executive shall be entitled to an annual bonus (the “Bonus”) based upon the achievement of certain objectives to be developed annually by the Company and Executive and approved by the Board. Executive is targeted to receive 30% of his annual Base Salary for the bonus payout for the first year of his employment. The amount that is actually paid will be determined by how well the Company’s results measured against the performance objectives and weightings. Bonus compensation will be paid in accordance with the payout schedule. The objectives and payout schedule for the first year of Executive’s employment shall be as follows:

PERFORMANCE OBJECTIVES AND WEIGHTING:

1.	EBITDA-[***********]. Weight-35%.

2.	NEW BOOKINGS-[***********]-Weight-30%.

3.	CONTRACTS-[***********]-Weight-5%.

4.	REVENUE-[***********]-Weight-20%.

5.	NEW PRODUCTS-[***********]-Weight-10%.

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PAYOUT SCHEDULE: Each objective will be considered separately in determining the payout amounts:

98-102% of objective = 100% payout

95-97.9% of objective = 50% payout

90-94.9% of objective = 25% payout

Below 89.9% of objective = no payout

For year 1, Executive will be guaranteed 50% of target bonus if the EBITDA target is met and each other objective has been achieved at a level equal to at least 75%.

For every 5% above 102% of any of the objectives, Executive shall receive an additional 2% added to the bonus payout for that objective. All Bonus compensation is paid at the discretion of the Board in accordance with the terms of this Section 4.2 and will be paid by March 15 of the year following the year in which it was earned.

Following the first year of employment, the Company and Executive shall determine the objectives for the next year of employment on or before December 1 of the then-current year.

4.3. Commissions. Executive shall not be eligible for commissions on any sales or for any sales involvement.

4.4 Options. Executive shall be granted awards of options to purchase shares of the Company’s common stock as follows:

4.4.1 500,000 options shall be awarded by the 31st day of Executive’s employment; at the option price determined by the closing price of the stock on the first day of employment.

4.4.2 In January 2023, the Company may award Executive up to 250,000 additional options based upon the achievement of the objectives set forth in Section 4.2. The number of options awarded will be calculated by multiplying 250,000 times the weight percentage times the objectives payout schedule percentage calculated for each of the performance objectives used in Section 4.2 for the calculation of the Bonus. For the avoidance of doubt, examples of the calculations for the stock options is set forth in Exhibt A, attached hereto and incorporated herein by reference. Notwithstanding the foregoing, the Company will guarantee the grant of at least 125,000 options if the EBITDA target is met and each objective has been achieved at a level equal to at least 75%.

All options shall be subject to the vesting and exercise requirements and other terms and conditions of the Company’s Current Equity Compensation Plan and associated award documents and contingent upon Executive signing the applicable Incentive Stock Option Agreement in form and substance acceptable to the Company.

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4.5 Employee Benefits. During the Term, Executive will be eligible to participate in any and all employee benefit plans made available to similarly situated employees of the Company from time to time and on the same terms as similarly situated employees, except to the extent duplicative of or in conflict with a benefit provided hereunder, subject to plan terms and applicable Company policies. As of the Effective Date, such benefits include group health and dental, life and disability insurance. 401(k) plan participation is effective after 90 days of employment.

4.6 Paid Time Off. During the Term, in addition to holidays observed by Company, Executive shall be entitled to take such earned paid time off (“PTO”) in his discretion so long as it does not interfere with his effective performance of his duties and responsibilities hereunder.

4.7 Expenses. The Company will pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by Executive in the performance of his duties hereunder, subject to applicable Company policies as in effect from time to time.

5. Assignment. This Agreement shall not be assignable, in whole or in part, by either Party without the written consent of the other Party, except that the Company may assign its rights and obligations under this Agreement to any successor or affiliate of the Company, or to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, (ii) to which all or substantially all of the ownership interests in the Company may be transferred or (iii) to which the Company may otherwise sell or transfer all or substantially all of its assets. After any such assignment such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 5.

6. Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Miscellaneous.

7.1. Governing Law; Arbitration of Disputes. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina applicable to contracts executed and fully performed within such State. All claims and disputes arising out of the interpretation, application or enforcement of this letter agreement shall be settled by final and binding arbitration in Wake County, North Carolina, in accordance with the then current employment arbitration rules of the American Arbitration Association (AAA), by a single arbitrator appointed in accordance with such rules, and judgment on the arbitration award shall be final, binding and enforceable by any court of competent jurisdiction. The arbitrator shall be authorized to make any decision or award allowed by law, including but not limited to any remedy provided by law or equity. The Parties shall each bear their own attorneys’ fees and costs associated with such arbitration and shall share equally the arbitrator’s fees and administrative fees charged by any entity that may administer the arbitration, subject to reapportionment of costs by the arbitrator in accordance with applicable law. The foregoing notwithstanding, a Party may seek and be awarded injunctive or other equitable relief in accordance with applicable law by any court of competent jurisdiction, in addition to any other remedies available at law or in equity.

7.2. Entire Agreement. This Agreement contains the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the Parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

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7.3. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes or amounts as may be required or allowed to be withheld pursuant to any law or governmental regulation, ruling or court order.

7.4. 409A Compliance. The provisions of this Agreement are intended and shall be interpreted and administered so as to not result in the imposition of additional tax or interest under Section 409A of the Code (as defined below) where applicable. References herein to the termination of Executive’s employment shall, only to the extent required by Code Section 409A, be construed to mean “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Code. To the extent any such cash payment or continuing benefit payable upon Executive’s separation from service is nonqualified deferred compensation subject to Code Section 409A, then, only to the extent required by Code Section 409A, such payment or continuing benefit shall not commence until the date which is six (6) months and one day after the date of separation from service. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Section 1.409A-3(i)(l)(iv) of the Treasury Regulations (as defined below) (or any similar or successor provisions), and payments with respect to such reimbursements or in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. If under this Agreement, an amount is paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. For purposes of this Agreement, (i) the “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and (ii) “Treasury Regulations” shall mean all final regulations promulgated under the Code as from time to time in effect.

7.5. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto. To be effective, a waiver by a Party of any of its rights hereunder or of any obligation of another Party hereto, or of any breach thereof, must be set forth in a written instrument or document that has been signed by the Party to be charged by that waiver and no waiver of any term or condition hereof shall be construed as a future or continuing waiver of the same or any other term or condition hereof or, in the case of any breach by a Party of any obligation hereunder, of any other breach, whether or not similar.

7.6. Severability. To the extent any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, it shall not affect the enforceability of the remainder of such provision, or the validity or enforceability of such provision in any other jurisdiction, and the remainder of this Agreement shall be unaffected thereby and shall continue in full force and effect.

7.7. Counterparts. This Agreement may be executed in one or more counterparts and by the different Parties hereto in separate counterparts, each of which when executed, together with any facsimile copies or photocopies thereof, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement to be effective as of DATE (the “Effective Date” of this Agreement).

“COMPANY”		EXECUTIVE:

MOBILESMITH, INC.		Signature:	/s/ Christopher Caramanico

By:	/s/ Jerry Lepore	Date: February 1, 2022
Name:	Jerry Lepore
Title:	CEO

Date:	February 1, 2022

EXHIBIT A

2022 BONUS PAYOUT SCHEDULE BASED ON A $90,000 ANNUAL TARGET 250,000 STOCK GRANT.

-98%-102%-payout at 100% of objective.

-95%-97.9%-payout of 50% of objective.

-90%-94.9%-payout of 25% of objective.

-89.9% or below-no payout.

2022 BONUS OBJECTIVES & PERCENTAGE WEIGHTING.

1-EBITDA target of [***********]-35% of bonus objectives.

2-TCV bookings-target of [***********]-30% of bonus objectives.

3-[***********]  new contracts- 5% of bonus objectives.

4-Gross revenue target of [***********]20% of bonus objectives.

[***********]New product GA (generally available) 10% of bonus objectives.

Each percentage represents the weighting applied to each objective, which totals 100%.

EXAMPLE OF HOW THE WEIGHTINGS WOULD BE APPLIED TO RESULTS.

1-EBITDA-target-[***********]-weight 35%-result-[***********]-bonus paid at 100%-bonus earned $31,500-stock achieved-87,500 units.

2-TVC bookings-target-[***********]-weight-30%-result [***********] (104% OF OBJECTIVE) – bonus paid at 102% - bonus earned $27,540-stock achieved 76,500 units.

3-NEW CONTRACTS-[***********]-weight 5%-result-7-bonus at 78% no bonus paid, no stock units awarded.

4-REVENUE-[***********]-weight-20%-result [***********] (105% OF OBJECTIVE) 102%-bonus earned-$18,360-stock achieved-51,000 units.

5-NEW PRODUCTS-[***********]-weight-10%-result-1-50% of the objective achieved-no bonus earned and no stock units awarded.

This example includes the 2% kicker for results that exceed 102 % of the objective

Total bonus paid out $77,400 and 215,000 stock units awarded.

If you achieve the EBITDA target and overall results are 75% to 89.9% you will still receive 50% of your bonus target and 125,000 stock units.